Exhibit 10.7

NOVUS THERAPEUTICS, INC.

MANAGEMENT CONTINUITY AGREEMENT

This Management Continuity Agreement (the “Agreement”) is effective as of August 7, 2017 (the “Effective Date”) by and between Jon S. Kuwahara (“Employee”) and Novus Therapeutics. Inc, a Delaware corporation (the “Company”). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

A    It is expected that the Company may from time to time consider the possibility of realigning its organization.

B    It is further expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors.

C    The Board of Directors recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

D    The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the foregoing factors.

E    The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

F    The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon certain termination of Employee’s employment, including in connection with a Change in Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, including and notwithstanding the possibility of a Change in Control.

G    To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement, which Agreement shall supersede any agreement or understanding pertaining to the subject matter herein, including any offer letter between the Company and Employee, as of the Effective Date.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.    AT-WILL EMPLOYMENT.

The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time, with or without Cause or notice. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Agreement are contingent upon Employee’s (i) full compliance with any confidentiality, inventions, and non-solicitation agreement between Employee and the Company (an “Ancillary Agreement”), and (ii) execution of a severance and release of claims agreement provided by the Company (the “Severance Agreement”) within forty-five (45) days following his/her termination of employment (or such lesser period as is then required by the Severance Agreement), and (iii) such Severance Agreement becoming effective and irrevocable in accordance with its term no later than sixty (60) days following termination of employment. The Severance Agreement may not be modified in any way except by a written agreement executed by Employee and an officer of the Company upon direction from the Board of Directors.

2.    TERMINATION BENEFITS.

(a)    Benefits Upon a Change in Control Involuntary Termination.

(i)    Treatment of Equity Awards. In the event that Employee is subject to a Change in Control Involuntary Termination, 100% of Employee’s unvested Company equity-based awards (including, but not limited to, stock options, restricted stock, restricted stock units, and stock appreciation rights) shall become immediately vested on such termination date and the risk of forfeiture of 100% of Employee’s restricted stock, if any, shall lapse on such termination date. Each such equity award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability.

(ii)    Severance. In the event that Employee is subject to a Change in Control Involuntary Termination, Employee shall be entitled to receive severance benefits as follows: (A) a lump sum cash severance payment equal to 1.0 multiplied by the sum of (x) the annual base salary which Employee was receiving immediately prior to the Change in Control Involuntary Termination, plus (y) the larger of (1) Employee’s annual target bonus or (2) the annual bonus earned by Employee for the year preceding the year of termination; (B) a lump sum cash payment equal to a pro-rata portion of Employee’s target annual bonus amount for the year in which the Change in Control Involuntary Termination occurs; and (C) payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Change in Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the 12-month period following the Change in Control Involuntary Termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law, provided that if the Company’s paying for health insurance benefits violates nondiscrimination laws, the payments will cease. The benefits to be provided under clauses (a)(i) and (a)(ii) shall be paid or commence to be paid on the first payroll date following the date that the Severance Agreement becomes effective and irrevocable (provided that if the forty-five (45) day period to execute the Severance Agreement ends in a calendar year subsequent to the year in which Employee was terminated, payment will not begin before the first business day of that subsequent year). Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee is likely to cause the Company to become subject to an excise tax under applicable law, the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee.

(b)    Benefits Upon an Other Involuntary Termination.

(i)    Severance. In the event that Employee is subject to an Other Involuntary Termination, Employee shall be entitled to receive severance benefits as follows: (A) continued payment of Employee’s base salary that Employee was receiving immediately prior to the Other Involuntary Termination for 9-months after the date of the termination (for purposes of this Section 2(b)(i), the “Severance Period”), which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices; and (B) payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Other Involuntary Termination pursuant to the terms of COBRA or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law, provided that if the Company’s paying for health insurance benefits violates nondiscrimination laws, the payments will cease. The benefits to be provided under Section 2(b)(i) shall be paid or commence to be paid on the first payroll date following the date that the Severance Agreement becomes effective and irrevocable (provided that if the forty-five (45) day period to execute the Severance Agreement ends in a calendar year subsequent to the year in which Employee was terminated, payment will not begin before the first business day of that subsequent year), subject to Employee’s compliance with any Ancillary Agreement and execution, release, and non-revocation of the Severance Agreement as set forth in Section 1. Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee is likely to cause the Company to become subject to an excise tax under applicable law, the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee.

(c)    Termination for Cause or Voluntary Resignation. If Employee’s employment is terminated for Cause at any time, if Employee voluntarily resigns from the Company under circumstances which do not constitute a Change in Control Involuntary Termination or an Other Involuntary Termination, or if Employee’s employment terminates due to Employee’s death or disability, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration. Nevertheless, Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment.

3.    DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” means: (i) Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a good faith finding by the Company that Employee has (x) engaged in dishonesty, willful misconduct or gross negligence in connection with the performance of your duties or services to the Company, (y) breached an Ancillary Agreement, or (z) violated Company policies or procedures in a manner that has materially injured, or is reasonably likely to materially injure, the Company’s business or reputation.

(b)    Change in Control. “Change in Control” means:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c)    Change in Control Involuntary Termination. “Change in Control Involuntary Termination” shall mean: (i) any termination by the Company other than for Cause (not including a termination as a result of Employee’s death or disability), or (ii) Employee’s voluntary termination for Good Reason, in each case in connection with, or within the period ending twelve (12) months following the effective date of a Change in Control.

(d)    Good Reason. “Good Reason” means: (i) a material adverse change in Employee’s duties, responsibilities, title or reporting relationship, (ii) a material reduction in Employee’s annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (iii) the relocation of Employee’s principal business location following a Change in Control, such that Employee’s daily commute is increased by at least 50 miles. To terminate Employee’s employment for Good Reason, Employee must (x) provide notice to the Company of the event giving rise to the Good Reason within ninety (90) days after such event occurs, (y) provide the Company with at least thirty (30) days to cure, and (z) if not cured, resign for Good Reason within thirty (30) days following expiration of the cure period.

(e)    Other Involuntary Termination. “Other Involuntary Termination” shall mean (i) any termination by the Company other than for Cause (not including a termination as a result of Employee’s death or disability), or (ii) Employee’s voluntary termination for Good Reason, in each case, excluding a Change in Control Involuntary Termination.

4.    LIMITATION AND CONDITIONS ON PAYMENTS.

In the event that the severance and other benefits provided to Employee under this Agreement and any other agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(a)    in full; or

(b)    as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, cash severance pay that is exempt from Section 409A of the Code; second, any other cash severance pay; third, any other payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time); fourth, reducing any benefit to be provided in kind hereunder in a similar order, except for equity-based awards; fifth, any restricted stock, restricted stock units or similar awards, to be reduced in a similar order; and lastly, sixth, any stock options, stock appreciation right or similar awards, to be reduced in a similar order. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by a qualified independent certified public accounting or law firm selected by the Company and approved by Employee, which such approval shall not be unreasonably withheld (the “Independent Tax Professional”). Employee shall not be deemed to have unreasonably withheld approval if Employee does not consent to an Independent Tax Professional selected by the Company that has provided any services to the Company or any successor corporation within the preceding five (5) year period. The Independent Tax Professional shall provide its determinations and any supporting calculations both to the Company and Employee in writing setting forth in reasonable detail the basis of the Independent Tax Professional’s determinations, which shall be subject to approval by Employee, which such approval shall not be unreasonably withheld. Such determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Independent Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Independent Tax Professional such information and documents as the Independent Tax Professional may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Independent Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 4. If, after the payment of severance benefits has been made to Employee, it is established that the payments made to, or provided for the benefit of Employee, exceed the limitations provided in Section 4(b) (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the following shall apply: (x) if it is determined that an Excess Payment has been made, Employee shall repay the Excess Payment within 20 days following the determination of such Excess Payment; and (y) if it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Employee on the later of (A) 20 days after such determination or resolution and (B) the time period such payment would otherwise have been paid or provided to Employee absent the application of Section 4(b).

5.    SECTION 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated income recognition or additional tax under Section 409A of the Code, then the Company will not commence any payment of any such severance payments or benefits otherwise required hereunder (but without any reduction in such payments or benefits ultimately paid or provided to Employee) that (a) will not and may not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination of employment, and (b) are in excess of the lesser of (i) two (2) times Employee’s then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company (as defined under Code Section 409A). If any payments are delayed due to such requirements, such amounts will be paid in a lump sum to Employee on the earliest of (x) Employee’s death following the date of Employee’s termination of employment with the Company or (y) the first payroll date that occurs after the date that is six (6) months following Employee’s “separation of service” with the Company. For these purposes, each severance payment or benefit is designated as a separate payment or benefit for purposes of Treasury Regulation Section 1.409A-2(b) and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

6.    CONFLICTS. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will.

7.    SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Legal Department.

9.    MISCELLANEOUS PROVISIONS.

(a)    No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes the severance and change of control terms of that certain employment Offer Letter between the Executive and the Company, dated as of July 1, 2017, and any other agreement with the Company and its subsidiaries concerning similar subject matter dated prior to the date hereof; by execution of this Agreement, both parties agree that any relevant provisions of such predecessor agreement(s) shall be deemed null and void.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)    Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)    Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with entering into this Agreement.

(g)    No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(g) shall be void.

(h)    Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)    Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee. Notwithstanding the foregoing, neither the Company (or any successor thereto) nor Employee may assign its obligations under this Agreement.

(j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Management Continuity Agreement on the date first written above.

NOVUS THERAPEUTICS, INC.

By:	/s/ Gregory J. Flesher
Name:	Gregory J. Flesher
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Jon S. Kuwahara
Jon S. Kuwahara

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